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                                                                     Exhibit 5.1

                                FMC Corporation
                            200 East Randolph Drive
                           Chicago, Illinois  60601


September 20, 2001

FMC Corporation
200 East Randolph Drive
Chicago, Illinois 60601

Ladies and Gentlemen:

          I have acted as General Counsel for FMC Corporation, a Delaware corporation (the "Company"), in connection with the Form S-8 Registration Statement (the "Registration Statement") relating to the registration of 800,000 shares (the "Shares") of the Company's common stock, par value $0.10 per share ("Common Stock"), issuable pursuant to the terms and in the manner set forth in the FMC Corporation Incentive Compensation and Stock Plan (the "Plan").

          This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act of 1933, as amended (the "Act").

          In connection with this opinion, I have examined and am familiar with originals or copies, certified or otherwise identified to my satisfaction, of:
(i) the Registration Statement, to be filed with the Securities and Exchange Commission (the "Commission") under the Act; (ii) the Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Restated By-Laws of the Company, as currently in effect; (iv) the Plan; (v) resolutions of the Board of Directors of the Company relating to, among other things, the approval of the Plan, the reservation for issuance of the Shares of Common Stock under the Plan and the filing of the Registration Statement; and (vi) minutes of the Company's 2001 Annual Meeting of Stockholders relating to, among other things, the approval of the issuance of the Shares of Common Stock under the Plan. I have also examined such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

          In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to this opinion that I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

          Based upon and subject to the foregoing, I am of the opinion that the Shares of Common Stock, when issued pursuant to the terms and in the manner set forth in the Plan, will be legally issued, fully paid and nonassessable.
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          I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, I do not concede that I am an expert within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                              Very truly yours,

                              /s/ Stephen F. Gates

                              Stephen F. Gates
                              General Counsel

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